Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Great American Life Insurance Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Other	Individual Index-linked Modified Single Premium Deferred Annuity Contract and interests therein	457(o)	N/A	N/A	$1,100,000,000	N/A	$101,970	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	Other	Individual Index-linked Modified Single Premium Deferred Annuity Contract and interests therein	415(a)(6)	N/A	N/A	$110,052,349	N/A	N/A	Form S-1	333-207914	2/16/2016	$11,082
Total Offering Amounts						$1,210,052,349		$101,970
Total Fees Previously Paid								$101,970
Total Fee Offsets								$0
Net Fee Due								$0